Exhibit 99.1

   PYR Energy Announces Results of Annual Meeting of Stockholders and Updates
                                    Activity

    DENVER, June 16 /PRNewswire-FirstCall/ -- PYR Energy Corporation
(Amex: PYR) today reported that stockholders of the Company passed all issues related to the proxy statement at the annual meeting held in Denver on June 11, 2004. The stockholders re-elected S.L. Hutchinson, David B. Kilpatrick, Bryce W. Rhodes, and D. Scott Singdahlsen to an additional one year term as Directors of the Company.
    The stockholders also approved the issuance of an additional
3,000,000 shares, with gross proceeds of $3,270,000, in the second tranche of a Private Placement, totaling gross proceeds of $8,175,000, to twelve institutional and accredited individual investors. Proceeds from the Placement will be used for drilling costs associated with PYR's exploration and exploitation portfolio, project development, and general corporate purposes. The shares purchased in the Private Placement have not been registered under the Securities Act of 1933, and the Company is required to file a registration statement covering the resale of these shares.
    Stockholders also approved an increase in shares available for issuance as option grants in the 2000 Stock Option Plan. The selection of Hein + Associates LLP was ratified as the Corporation's certified independent accountants.
    At the meeting, Management reported on current Company activity. The Mallard prospect, located in SW Wyoming, is expected to begin drilling in mid to late July, contingent on rig availability. The Company will participate with a 5% working interest in the drilling of Mallard, and will be carried to casing point, for an additional 23.75% working interest. Construction of the drill location and access road is approximately 50% completed at this time.
    In Texas, the Company has interests in three wells recently acquired from Venus Exploration, Inc. These wells are currently at total depth and being evaluated. At the Nome prospect, PYR owns a 1.5% over-riding royalty interest with an additional 8.33% working interest after project payout. The well is currently being evaluated and tested in the Yegua section. At the Madison prospect, in which PYR owns a 0.5 % ORRI that converts to 12.5% working interest after well payout, the well has reached total depth, casing has been run, and the operator is preparing to production test the Yegua section. At Tortuga Grande, the operator is preparing to fracture stimulate the middle Cotton Valley sand section. PYR owns a 10% carried working interest and a 10% working interest back-in after payout in the initial well. In any subsequent wells at Tortuga Grande, PYR will participate at a 20% working interest. The above three wells in Texas are subject to a 50% net profits interest payable to the Venus Exploration Trust.

    Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in select areas of the Rocky Mountain region, the San Joaquin Basin of California, East Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

    This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/or participants in any of the projects discussed.

SOURCE  PYR Energy Corporation
    -0-                             06/16/2004
    /CONTACT: Scott Singdahlsen, President of PYR Energy Corporation, +1-303-825-3748, or fax, +1-303-825-3768/
    /Web site:  www.pyrenergy.com /
    (PYR)

CO:  PYR Energy Corporation; Hein + Associates LLP
ST:  Colorado, Texas
IN:  OIL
SU:  CCA MAV